Exhibit 10.6
2024 FORWARD AIR CORPORATION
SEVERANCE PROGRAM
Section 1.Purpose
The purpose of this 2024 Forward Air Corporation Severance Program (the “Program”) is to assist Forward Air Corporation (the “Company”) in motivating and encouraging certain employees of the Company and its Affiliates who have significant responsibility for the long-term success of the Company and who are integral to the integration of the Company and Omni Logistics, LLC, to devote their full attention to the performance of their assigned duties without the distraction or concerns regarding their involuntary termination of employment. The Company believes that it is in the best interests of the shareholders of the Company to provide financial assistance through severance payments and other benefits to eligible key employees who are involuntarily terminated within a limited period of time. The Program operates as a supplement to the Forward Air Corporation Executive Severance and Change in Control Plan, as amended and restated from time to time (the “Executive Severance Plan”) and an amendment to the Award Agreements issued pursuant to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan, as amended from time to time (the “Omnibus Plan”). To the extent the Program provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.
Section 2.Definitions
Unless defined herein, capitalized terms have the meaning set forth in the Executive Severance Plan. The following capitalized words as used herein shall have the following meanings:
(a)“Award” has the same definition set forth in the Omnibus Plan.
(b)“Award Agreement” has the same definition set forth in the Omnibus Plan.
(c)“Eligible Employee” means, unless otherwise determined by the Committee, any Employee who has become a Participant in the Executive Severance Plan on or prior to the Effective Date; provided that such participation has not been terminated pursuant to the terms of the Executive Severance Plan and such Employee has entered into the Participation and Restrictive Covenant Agreement no later than 60 days following the Effective Date.
(d)“Eligibility Period” means the period beginning on March 15, 2024 and ending on December 31, 2025.
(e)“Expiration Date” means the expiration date set forth in the Award Agreement for the applicable Nonqualified Option.
(f)“Nonqualified Option” has the same definition set forth in the Omnibus Plan.

Exhibit 10.6
(g)“Performance Award” has the same definition set forth in the Omnibus Plan.
Section 3.Eligibility for Benefits
If an Eligible Employee has an Involuntary Termination during the Eligibility Period, the Eligible Employee shall, subject to Section 4 hereof and the terms and limitations of the Eligible Employee’s Participation and Restrictive Covenant Agreement, be entitled to receive the benefits provided under Article 5 of the Executive Severance Plan in lieu of, and not in addition to, the benefits described in Article 4 of the Executive Severance Plan; provided, however, the Post-Change Severance Payment shall be paid pursuant to the timing set forth in Section 4.01(a)(ii) of the Executive Severance Plan.
Section 4.Obligations Under the Executive Severance Plan; Adjustments to Restricted Period
The benefits provided in Section 3 are subject to the Eligible Employee’s compliance with Article IX of the Executive Severance Plan, including the requirement that the Eligible Employee comply with the obligations under the Participation and Restrictive Covenant Agreement and execute the General Release and Waiver within sixty (60) days of the Termination Date. Notwithstanding the foregoing, during the Eligibility Period the Restricted Period (as defined in the Participation and Restrictive Covenant Agreement) shall be adjusted so that the Restricted Period aligns with the Post-Change Severance Payment. For example, if the Eligible Employee’s Severance Payment equals 1.5 times the individual’s Base Salary (i.e., eighteen (18) months of the individual’s Base Salary), but during the Eligibility Period will be increased to 2.0 times the individual’s Base Salary (i.e., twenty-four (24) months of the individual’s Base Salary), the Eligible Employee’s Restricted Period shall be increased from eighteen (18) months to twenty-four (24) months if there is a termination of employment for any reason during the Eligibility Period.
Section 5.Equity Awards
If an Eligible Employee has an Involuntary Termination during the Eligibility Period, the Eligible Employee shall vest in all outstanding and unvested Awards (other than any unvested Performance Awards) and any outstanding and unvested Performance Award shall remain outstanding and eligible to vest at the end of the end of the applicable performance period set forth in the Award Agreement for the Performance Award as if no such termination occurred. Except as expressly provided herein, the Award Agreements shall remain unchanged and in full force and effect. Each reference to “this Agreement” or words of similar import in the Award Agreement and in the agreements and other documents contemplated by the Award Agreement shall be a reference to the Award Agreement, as amended hereby, and as the same may be further amended, restated, supplemented and otherwise modified and in effect from time to time.
Section 6.General Provisions
(a)Effective Date and Termination. The Program shall become effective as of March 15, 2024 (the “Effective Date”) and shall remain in effect until December 31, 2026, provided, however no Eligible Employee will be

Exhibit 10.6
entitled to the benefits under this program unless their Involuntary Termination occurs during the Eligibility Period.
(b)Amendment and Early Termination. The Company may, from time to time, by action of the Administrator in its sole discretion, amend, suspend or terminate any or all of the provisions of the Program at any time and for any reason; provided, however, that any such adverse amendment, suspension or termination (prior to December 31, 2026) shall be effective only as to those Eligible Employees, if any, who have consented to such amendment, suspension or termination.
(c)Miscellaneous. The terms and provisions of Articles VI, VIII, IX, X and XI are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Program.

ACCEPTED and AGREED to as of the date of this letter agreement:

                            Eligible Employee:
                            ___________________________
                            [Insert Name]

Date: __________, 2024

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